FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 21, 2013

FBL Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	1-11917	42-1411715
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5400 University Avenue, West Des Moines, Iowa		50266-5997
(Address of principal executive offices)		(Zip Code)

(515) 225-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
Prior to the end of the third quarter, FBL Financial Group expects to repay its $50 million senior notes with a rate of 6.10%, due May 3, 2015. The holders of these notes are both affiliates of FBL Financial Group. Farm Bureau Property & Casualty Insurance Company holds a note for $25 million and an investment affiliate of Iowa Farm Bureau Federation, FBL's majority shareholder, holds a note for $25 million. Both notes are prepayable anytime at par.

Item 8.01. Other Events
On August 26, 2013, FBL Financial Group issued a news release announcing a 36 percent increase in the quarterly cash dividend to $0.15 per share, a special cash dividend of $2.00 per share, a tender offer for 99 percent of its Class B common shares and the intent to repay $50 million of affiliate debt.

FBL Financial Group's Board of Directors has declared a quarterly cash dividend of $0.15 per share, payable on September 30, 2013 to Class A and Class B common stockholders of record as of September 13, 2013. This represents a 36 percent increase from the prior quarterly dividend of $0.11 per share paid during June 2013, and reflects an annual dividend rate of $0.60 per share.

FBL Financial Group's Board of Directors has also declared a special, one-time cash dividend of $2.00 per share payable on September 13, 2013 to Class A and Class B common stockholders of record as of September 6, 2013. The total amount of the special dividend payment is estimated to be approximately $51 million.

FBL Financial Group's Board of Directors has authorized the repurchase of Class B common shares of up to $56.5 million. The repurchases will be effected by a tender offer for 99 percent of all Class B shares outstanding, conditioned upon participation by all Class B stockholders. Additionally, this transaction is conditioned upon approval by the Iowa Insurance Division of a dividend from Farm Bureau Life Insurance Company to the holding company.

The news release is furnished as Exhibit 99.1 hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBL FINANCIAL GROUP, INC.
(Registrant)

Date: August 26, 2013

/s/ Donald J. Seibel
Donald J. Seibel
Chief Financial Officer

EXHIBIT INDEX

Exhibit No: Description
Exhibit 99.1 News release of the registrant dated August 26, 2013